                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      International Technology Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    [LOGO]

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                                                                   July 18, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of International Technology Corporation, which will be held on Thursday, September 7, 1995, at 9:00 a.m. Pacific Daylight time, at the Holiday Inn Crowne Plaza, located at 300 North Harbor Drive, Redondo Beach, California 90277-2552.

     At the Annual Meeting, stockholders will be asked to (i) elect two directors as described in the accompanying Proxy Statement, and (ii) conduct such other business as may properly come before the Annual Meeting. In addition, we will present a current report on the operations and activities of the Company. At the Annual Meeting, management will also be pleased to answer your questions about International Technology Corporation and its subsidiaries.

     We hope you will be able to participate in person. However, whether or not you expect to attend, we urge you to sign, date and return your enclosed proxy card so that your shares will be represented. We look forward to seeing you on Thursday, September 7, 1995.


E. MARTIN GIBSON                          ROBERT B. SHEH
- ----------------------------------        ------------------------------------
E. MARTIN GIBSON                          ROBERT B. SHEH

Chairman of the Board of Directors        President and Chief Executive Officer

                                               (LOGO) Printed on Recycled Paper

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

     The 1995 Annual Meeting of Stockholders of International Technology Corporation (the "Company") will be held at the Holiday Inn Crowne Plaza, located at 300 North Harbor Drive, Redondo Beach, California 90277-2552, on Thursday, September 7, 1995, at 9:00 a.m. Pacific Daylight time, for the following purposes:

     1. To elect two directors to hold office until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting.

     Holders of record of the Company's Common Stock at the close of business on July 12, 1995 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, from August 28, 1995 until September 7, 1995 at the Company's executive offices located at 23456 Hawthorne Boulevard, Torrance, California.

     Each stockholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          ERIC SCHWARTZ
                                          Secretary

July 18, 1995
Torrance, California

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 7, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Technology Corporation, a Delaware corporation (the "Company"), for use at the 1995 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Pacific Daylight time, on Thursday, September 7, 1995, at the Holiday Inn Crowne Plaza, located at 300 North Harbor Drive, Redondo Beach, California 90277-2552, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement, together with the proxy and the 1995 Annual Report to Stockholders, will first be mailed to the Company's stockholders on or about July 18, 1995.

                             VOTING AT THE MEETING

     The close of business on July 12, 1995 has been fixed as the record date for determination of holders of the Company's Common Stock, $1.00 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 35,771,260 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

     Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting, subject to cumulative voting rights in the election of directors (see "Election of Directors"). With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Abstentions and broker non-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person,
(ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date, or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information as of July 5, 1995 with respect to beneficial ownership of (i) the Company's Common Stock and (ii) the Company's Depositary Shares (the "Depositary Shares"), each representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100.00 per share (the "Preferred Stock"), by (a) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock or Depositary Shares and as of July 5, 1995, (b) each director and nominee, (c) the named officers listed in the Summary Compensation Table (the "Named Officers"), and
(d) all directors and persons serving as executive officers as a group. Except as specifically noted, the information in the following table with respect to the beneficial owners of 5% or more of the Common Stock or Depositary Shares is derived solely from Schedules 13D and 13G filed with the Securities Exchange Commission (the "Commission" or "SEC").

                                                      PERCENT OF COMMON    AMOUNT AND NATURE       PERCENT OF
                            AMOUNT AND NATURE OF            STOCK            OF BENEFICIAL      DEPOSITARY SHARES
                           BENEFICIAL OWNERSHIP OF      BENEFICIALLY         OWNERSHIP OF         BENEFICIALLY
    NAME AND ADDRESS         COMMON STOCK(1)(2)           OWNED(2)         DEPOSITARY SHARES          OWNED
- -------------------------  -----------------------    -----------------    -----------------    -----------------
Corning, Inc.(3).........         2,333,000                  6.18%                   --                 --
Lynch & Mayer, Inc.(4)...           764,551(5)               2.14               178,600                7.4%
Mathers and Company,
  Inc.(6)................         4,240,300                 11.85                    --                 --
Wisconsin Investment
  Board(7)...............         3,302,200                  9.23                    --                 --
Donald S. Burns..........            27,500           *                              --                 --
Ralph S. Cunningham......            23,000           *                              --                 --
E. Martin Gibson.........            21,404(5)        *                           5,000                 --
John H. Hutchison........         1,272,135                  3.56                    --                 --
Murray H. Hutchison......           856,690(8)               2.39                    --                 --
W. Scott Martin..........            40,000(9)        *                              --                 --
James C. McGill..........           100,452(10)       *                              --                 --
Robert B. Sheh...........           294,098           *                              --                 --
Jack O. Vance............            19,050           *                              --                 --
Anthony J. DeLuca........           166,052           *                              --                 --
Larry M. Hart............            86,331           *                              --                 --
James R. Mahoney.........           162,342           *                              --                 --
Eric Schwartz............           119,249           *                              --                 --
All directors and
  executive officers as a
  group (15 persons).....         3,399,688                  9.50%                5,000             *

- ---------------

  *  Less than 1%

 (1) The number of shares of the Common Stock beneficially owned includes shares of the Common Stock in which the persons set forth in the table have either investment or voting power. The number of shares beneficially owned also includes shares that the following individuals have the right to acquire within sixty days of July 5, 1995 upon exercise of stock options in the following amounts: (i) 27,500 shares as to Mr. Burns, (ii) 20,000 shares as to Dr. Cunningham, (iii) 20,000 shares as to Mr. J. Hutchison, (iv) 194,810 shares as to Mr. M. Hutchison, (v) 5,000 shares as to Mr. Martin, (vi) 37,500 shares as to Mr. McGill, (vii) 17,500 shares as to Mr. Vance, (viii) 250,000 shares as to Mr. Sheh, (ix) 104,250 shares as to Mr. DeLuca, (x) 70,000 shares as to Mr. Hart, (xi) 85,250 shares as to Mr. Mahoney, and
     (xii) 55,250 shares as to Mr. Schwartz.

 (2) For the purposes of determining the number of shares of Common Stock beneficially owned as well as the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Common Stock on

     July 5, 1995 plus (i) the number of shares of Common Stock subject to options exercisable currently or within 60 days of July 5, 1995 by such person or group, and/or (ii) shares of Common Stock into which persons who hold Depositary Shares or other securities may convert the Preferred Stock represented by such Depositary Shares (or otherwise obtain Common Stock) in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended ("Rule 13d-3(d)(1)"). Pursuant to Rule 13d-3(d)(1), the Common Stock purchasable upon exercise of the warrant issued to Corning (as defined below) is deemed to be outstanding for the purpose of calculating the percentage of Common Stock owned by Corning (even though such warrant has not yet been exercised as of the date hereof) but is not deemed outstanding for the purpose of computing the percentage of ownership of Common Stock owned by any other person.

 (3) Such information is derived from a Schedule 13D dated February 22, 1995 filed with the SEC and from the documents referenced in "Certain Transactions -- Change of Contract Provisions in Corning Joint Venture Agreements" below. Pursuant to the Securities Acquisition Agreement dated May 2, 1994 (the "Corning Agreement") by and between MetPath Inc. (now known as Corning Clinical Laboratories, Inc. ("Corning"), an affiliate of Corning Incorporated) and the Company, the Company issued to Corning 333,000 shares of the Company's Common Stock and a warrant to purchase 2,000,000 additional shares of Common Stock. Pursuant to the Corning Agreement, Corning has agreed that, through May 2, 1999, it will vote all shares of Common Stock (and securities convertible into Common Stock (collectively, the "Voting Securities")) owned by it and its affiliates in accordance with the recommendation of the Company's Board of Directors or, in the absence of a recommendation, in the same proportion as the votes cast by all other holders of securities entitled to vote on the matter. Without regard to the foregoing, however, Corning retains the right to vote in its discretion the Voting Securities with respect to matters for which a class vote is provided pursuant to law or pursuant to the Company's charter or bylaws, and Corning is not prohibited from voting consistently with its own social, economic and corporate ethics policies generally. The address of Corning, Inc. is One Riverfront Plaza, Corning, New York 14831.

 (4) Such information is derived solely from a Schedule 13G dated January 30, 1995 filed by such beneficial owner with the SEC. The address of Lynch & Mayer, Inc. is 520 Madison Avenue, New York, New York 10022.

 (5) The number of shares of Common Stock beneficially owned includes shares of Common Stock into which the following persons who hold Depositary Shares may convert the Preferred Stock represented by such Depositary Shares: (i) 21,404 as to Mr. Gibson, and (ii) 764,551 as to Lynch & Mayer, Inc. The shares of Preferred Stock represented by the Depositary Shares currently are convertible into Common Stock at a ratio of 428.08 shares of Common Stock for each share of Preferred Stock (or 4.2808 shares of Common Stock for each Depositary Share). Such ratio is subject to adjustment under certain circumstances.

 (6) Such information is derived solely from a Schedule 13G dated February 9, 1995 filed by such beneficial owner with the SEC on behalf of Mathers & Company, Inc., Mathers Fund, Inc. and Mr. Henry G. Van der Eb, Jr. The address of Mathers and Company, Inc. and the other filers as set forth in their Form 13G is 100 Corporate North, Suite 201, Bannockburn, Illinois 60015. The Form 13G filed by such persons also reports that of the securities reported by such persons, 3,630,000 are held by Mathers and Company clients, including 3,357,000 owned by Mathers Fund (of which it is also reported that there are more than 19,000 shareholders), and 883,300 over which Mr. Van der Eb reports sole voting power.

 (7) Such information is derived solely from a Schedule 13G filed by such beneficial owner with the SEC dated February 13, 1995. The address of the Wisconsin Investment Board set forth in its Form 13G is P. O. Box 7842, Madison, Wisconsin 53707.

 (8) Includes 618 shares held by Mr. M. Hutchison as custodian for his children. Mr. Hutchison disclaims beneficial ownership of such shares.

 (9) Includes 5,000 shares owned by Martcon, Inc., a company owned by Mr. Martin. Mr. Martin disclaims beneficial ownership of such shares.

(10) Includes 4,000 shares owned by Mr. McGill's wife as to which Mr. McGill has no voting or dispositive power and 5,000 shares owned by McGill Resources, Inc., a company owned by Mr. McGill. Mr. McGill disclaims beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

     The directors of the Company serve for three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. Although the terms of three directors expire at the Annual Meeting, only two of those directors have been nominated for election at the Annual Meeting and the Board has reduced, effective immediately prior to the commencement of the Annual Meeting, the number of authorized directors from nine to eight. Therefore, two directors will be elected at the Annual Meeting to serve until the 1998 Annual Meeting and until their successors are elected and qualified.

     Stockholders are entitled to cumulate voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by those shares will be elected.

     No stockholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting. In voting by proxy, a stockholder is conferring upon the proxyholders the discretionary authority to cumulate votes in electing directors. If any person other than the nominees set forth in the following table is nominated for election as a director, the persons named in the accompanying proxy may vote at their discretion cumulatively for less than all the nominees set forth on the following page.

     Under the Company's Bylaws, in order to be effective, nominations for election as a director must be submitted to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice of nomination must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as director of the Company if so elected. In addition, a stockholder making such a nomination must promptly provide any other information reasonably requested by the Company.

     The names of the nominees for election as directors who have been recommended to the Board of Directors by the Nominating Committee of the Board, the present directors whose terms of office do not expire in 1995, and the present director whose term expires in 1995 and who is not currently a nominee for re-election are set forth in the following table. The Company has no reason to believe that any nominee for election will not be able to serve his prescribed term. Should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other person as shall be nominated by the Board of Directors.

                                                                                DIRECTOR OF
                                                                      TERM TO   THE COMPANY
             NAME               AGE              POSITION             EXPIRE       SINCE
- ------------------------------  ---   ------------------------------  -------   -----------
NOMINEES FOR TERMS EXPIRING IN 1998:
Jack O. Vance(2)                70    Director                          1998        1987
E. Martin Gibson(1)(2)          57    Director and Chairman of          1998        1994
                                      the Board (non-officer
                                      position)

DIRECTORS WHOSE TERMS EXPIRE IN OR AFTER 1995 AND
  WHO ARE NOT CURRENTLY NOMINEES FOR RE-ELECTION:
Murray H. Hutchison(3)(4)(5)    56    Director                          1995        1972
John H. Hutchison(3)(4)         61    Director                          1996        1972
James C. McGill(1)(3)           51    Director                          1996        1990
W. Scott Martin(2)              45    Director                          1996        1994
Ralph S. Cunningham(1)(2)       54    Director                          1997        1981
Donald S. Burns(1)(3)           69    Director                          1997        1989
Robert B. Sheh                  55    Director, President and           1997        1992
                                      Chief Executive Officer

- ---------------

(1) Member of Nominating Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

(4) Murray H. Hutchison and John H. Hutchison are brothers.

(5) Mr. Murray Hutchison's term expires at the Annual Meeting.

BACKGROUND OF THE NOMINEES AND DIRECTORS

     Mr. Burns has been Chairman, President and Chief Executive Officer of Prestige Holdings, Ltd., a property management and business consulting firm, since 1978. Mr. Burns serves on the Board of Directors of ESI Corporation, International Rectifier Corporation and The Hillhaven Corporation.

     Dr. Cunningham served as the Company's Chairman of the Board of Directors from May 5, 1994 to January 5, 1995. Such position was a non-officer, non-employee position. He currently serves as President and Chief Executive Officer of CITGO Petroleum Corporation. From May 1994 to May 1995, he served as the Vice Chairman of the Board of Huntsman Corporation and Huntsman Specialty Chemicals Corporation. Prior to joining Huntsman in 1994 he served as the President of Texaco Chemical Company from 1990 to 1994 which was acquired by Huntsman Corporation in 1994. From 1989 to 1990, he was Chairman and Chief Executive Officer of Clark Oil Refining Corporation. In 1980, he joined Tenneco Oil Processing and Marketing as Executive Vice President and served as President of that company from 1982 to 1989. Dr. Cunningham serves as a director of Sherritt, Inc., Enterprise Products Company, Huntsman Corporation and CITGO Petroleum Corporation.

     Mr. Gibson became a director of the Company on October 11, 1994 and was elected Chairman of the Board of Directors, a non-officer, non-employee position, on April 6, 1995. From 1990 until December 1994, Mr. Gibson served as Chairman of Corning Life Sciences, Inc., a subsidiary of Corning Incorporated. Mr. Gibson served in various other senior management capacities with Corning Incorporated during his 32 year career there, including as a Senior Vice President and General Manager of Corning Medical and Scientific Division from 1980 until 1983, and as Group President of Corning Consumer Products and Laboratory Sciences from 1983 until 1990. From 1983 to 1994, Mr. Gibson served on the Board of Directors of Corning Incorporated. Mr. Gibson also serves on the Board of Directors of Hardinge, Inc. and NovaCare, Inc.

     Mr. John H. Hutchison retired as an employee of the Company on February 19, 1988, after having served as Vice President, Facilities and Equipment of the Company since 1976.

     Mr. Murray H. Hutchison retired as Chairman of the Board of Directors effective March 31, 1994 and as an employee of the Company effective May 31, 1994. He had been an officer and director of the Company or its predecessor since 1972. He served as Chairman and Chief Executive Officer from May 1975 until July 1992, when Mr. Sheh was elected President and Chief Executive Officer. Mr. Hutchison continued as Chairman of the Board until his retirement. Mr. Hutchison serves on the Board of Directors of The Olson Company, Sunrise Medical, Inc., and the Winston Tire Company.

     Mr. Martin has been President of the Tulsa Loan Production Office of the First Bank & Trust Company, Wagoner, Oklahoma, since September 1994. He was the President, Chief Executive Officer and a member of the Board of Directors of WestStar Bank in Tulsa, Oklahoma, from 1984 until September 1994. He has also served as a member of the Boards of Directors of First Bank and Trust Company, Wagoner, Oklahoma, since 1974; of First Bank of Chandler, Chandler, Oklahoma, since 1977; and of First National Bank, Burkburnett, Texas, since 1983.

     Mr. McGill is currently, and has been for five years, a private investor. He served as Chairman of McGill Environmental Systems, Inc. from 1970 to 1987. Mr. McGill serves on the Board of Trustees of the University of Tulsa and on the Boards of Directors of three private corporations that are engaged in tax consulting, health care and pipeline construction.

     Mr. Sheh has been President and Chief Executive Officer of the Company since July 29, 1992. Prior to joining the Company, Mr. Sheh was President of The Ralph M. Parsons Company, an engineering construction firm, from 1989, and prior thereto had a broad range of management responsibilities since first joining Parsons in 1971. Mr. Sheh is also a director of Davidson & Associates, Inc.

     Mr. Vance was a director of McKinsey & Company from 1960 until he retired on December 31, 1989. He currently serves as Managing Director of Management Research, Inc., a management consulting firm. Mr. Vance also serves as a member of the Board of Directors of International Rectifier Corporation, The Olson Company, The Hillhaven Corporation, ESCORP, University Restaurant Group, FCG Enterprises, Inc. and Semtech Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the period April 1, 1994 through March 31, 1995, the end of the Company's last fiscal year, the Company's Board of Directors held 14 meetings. During such fiscal year, each director attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

     The Company's Audit Committee held five meetings from April 1, 1994 through March 31, 1995. The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit. The members of the Audit Committee are set forth under "Election of Directors" above.

     The Company's Compensation Committee held six meetings from April 1, 1994 through March 31, 1995. The Compensation Committee reviews salaries, bonuses and other aspects of executive compensation and administers the Company's 1991 Stock Incentive Plan, which provides for the granting of stock incentive awards to employees and directors of the Company. The members of the Compensation Committee are set forth under "Election of Directors" above.

     The Company's Nominating Committee held three meetings from April 1, 1994 through March 31, 1995. The Nominating Committee presents to the Board of Directors nominees for election as directors of the Company. The nominees for election to the Board of Directors at the Annual Meeting named in this Proxy Statement were recommended to the Board of Directors by the Nominating Committee and selected by the

Board of Directors subsequent to March 31, 1995. The members of the Nominating Committee are set forth under "Election of Directors" above.

     The Company has a number of other standing and ad hoc committees of the Board of Directors, to which members are appointed by the Board of Directors. Such committees met at various times throughout the year.

COMPENSATION OF DIRECTORS

     Retainer Fees. Non-employee directors receive a retainer fee of $3,500 per quarter, $1,000 for each Board or committee meeting attended, $500 per day for travel on business days and reimbursement of air travel and other expenses incurred in connection with attending Board or committee meetings. Committee chairmen receive $1,500 for each committee meeting attended. In January 1995, the Board of Directors agreed to reduce meeting fee expenses by limiting the fees paid for meeting attendance to no more than one committee meeting for all committee meetings held in tandem with a Board meeting, regardless of the actual number of committee meetings attended. Additionally, in order to more closely align the compensation of the Board members with the interests of Company's stockholders, upon the recommendation of the Compensation Committee, the Board has determined that, effective with the third quarter of fiscal year 1996, the quarterly retainer fee payable to each director for the third quarter of each fiscal year will be received in the form of shares of Common Stock, rather than in cash. Such shares are expected to be purchased by the Company in the open market and reissued to directors in order to avoid dilution to the Company's stockholders.

     Chairman of the Board. Mr. E. Martin Gibson was elected on April 6, 1995 as Chairman of the Board, which is a non-officer, non-employee position. In lieu of the non-employee director fees described above, Mr. Gibson receives compensation at the rate of $120,000 per year. Mr. Gibson serves as a member or ex-officio member of all committees of the Board and spends significant time on Company matters. Dr. Ralph Cunningham served as the non-officer, non-employee Chairman of the Board from May 5, 1994 to January 5, 1995 and received compensation for such service at the rate of $150,000 per year.

     Stock Options. Each non-employee director also receives automatic grants of nonqualified stock options under the 1991 Stock Incentive Plan (the "1991 Plan"), and previously under the 1983 Stock Incentive Plan (the "1983 Plan"), to purchase 20,000 shares of Common Stock upon his initial election as a director plus options to purchase an additional 10,000 shares of Common Stock at each subsequent annual meeting after having served at least six months. The options have an exercise price equal to the fair market value of Common Stock at the date of grant; become exercisable in installments of 25% on each of the first four anniversaries of the date of grant; have a five-year term; and terminate when the holder ceases to be a director unless due to death, disability or retirement. Former officers who become non-employee directors receive automatic grants of options to purchase 20,000 shares of Common Stock at the annual meeting following the time they become non-employee directors if the meeting occurs at least six months thereafter. If the meeting occurs less than six months thereafter, such options are received at the end of the next fiscal year. Thereafter such directors receive options to purchase an additional 10,000 shares of Common Stock at each subsequent annual meeting. Accordingly, Mr. Murray Hutchison received options to purchase 20,000 shares on March 31, 1995. All such grants are subject to the limitation that a non-employee director may not hold, at any time, nonqualified stock options to purchase a number of shares that, when added to all shares previously purchased by such director under the 1983 Plan or 1991 Plan, exceeds 50,000 shares. No options shall be granted under the 1991 Plan after March 31, 1996, the date upon which the 1991 Plan shall expire.

     Retirement Plan. Additionally, such non-employee directors qualify for five years of retirement payments if on retirement (i) they have five years of Board service (in which case payments would begin at age 70, or upon retirement if the director is between 70 and 73 when he retires) or (ii) they have ten years of Board service (in which case payments would begin at age 65, or upon retirement if the director is between 65 and 73 when he retires). Directors who have served continuously since December 4, 1984 are not subject to such requirements and have qualified for the retirement plan. To participate in the retirement plan, however, those directors who have served continuously since December 4, 1984 must retire at the conclusion of the annual meeting following the date they reach age 75 unless the Board otherwise provides. In the event of an eligible director's death, the director's beneficiary will be entitled to receive a lump sum payment of the amount that would otherwise have been payable to the director, less any amounts previously paid under the plan. In the event of a director's disability or a change of control (as defined in the plan) pursuant to which a director elects not to remain on the Board, the service and age requirements are waived. Payment will be made in the normal manner upon disability or in a lump sum if a director elects not to remain on the Board in the event of a change of control. The annual retirement amount is equal to the retainer fee and the meeting and committee fees paid for a normal schedule of meetings during a fiscal year (or the actual schedule of meetings during the 12-month period prior to such director's retirement, if such schedule would result in higher retirement benefits), as determined in accordance with the Board's retirement plan. Additionally, former employees of the Company become eligible to participate in the Plan once they have completed five years of service as a non-employee director.

     Directors' Compensation Table. The following table sets forth details as to the fees paid in fiscal year 1995 to each of the Company's non-employee directors who served during any portion of fiscal year 1995.

                                               CHAIRMAN OF THE                       ATTENDANCE
                        NAME                     BOARD FEES        RETAINER FEES      FEES(1)
        -------------------------------------  ---------------     -------------     ----------
        Donald S. Burns......................                         $14,000         $ 23,500
        Ralph S. Cunningham..................     $ 100,000             7,000            7,500
        E. Martin Gibson(2)..................                           7,000            7,500
        Michael N. Hammes(3).................                           7,000           16,000
        John H. Hutchison....................                          14,000           14,000
        Murray H. Hutchison..................                          11,667            8,000
        W. Scott Martin(4)...................                           7,000           10,500
        James C. McGill......................                          14,000           35,000
        Jack O. Vance........................                          14,000           32,000

- ---------------

(1) Includes fees paid for attendance at Board and committee meetings and the $500 per day fee per business day required for travel to Board or committee meetings.

(2) Mr. Gibson became a director on October 11, 1994.

(3) Mr. Hammes resigned from the Board of Directors on September 12, 1994.

(4) Mr. Martin became a director on September 1, 1994.

     Retired Directors' Compensation Table. The following table sets forth details as to the fees and/or retirement payments paid in fiscal year 1995 to each of the Company's retired directors entitled to receive payments.

                                                                     ATTENDANCE     RETIREMENT
                          NAME                     RETAINER FEES      FEES(1)        PAYMENTS
        -----------------------------------------  -------------     ----------     ----------
        Robert W. Davis..........................     $ 3,500(2)      $ 17,000(2)    $ 35,875
        Robert R. Dockson........................       3,500(2)        21,000(2)      36,750
        Frederick Llewellyn......................          --               --         39,000
        Ernest J. Loebbecke......................          --               --         39,000
        John V. Vaughn...........................          --               --         39,000

- ---------------

(1) Includes fees paid for attendance at Board and committee meetings and the $500 per day fee per business day required for travel to Board or committee meetings.

(2) Reflects fees paid and expenses reimbursed prior to retirement as a director.

     Messrs. Loebbecke and Vaughn (who first became directors in 1977 and 1976, respectively) retired on August 22, 1991 and will receive annual retirement payments of $39,000 through August 22, 1996. Mr. Llewellyn (who first became a director in 1977) retired on September 10, 1992 and will receive annual retirement payments of $39,000 through September 10, 1997. Messrs. Davis and Dockson (who first became directors in 1989 and 1979, respectively) retired on September 1, 1994, and are entitled to receive annual retirement payments in the amounts of $55,500 and $57,000, respectively, through September 1, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to the Company for the fiscal years 1995, 1994 and 1993 of those persons who were, as of March 31, 1995, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                                    LONG TERM COMPENSATION
                                                                                   -------------------------
                                                  ANNUAL COMPENSATION                       AWARDS
                                       -----------------------------------------   -------------------------
                                                                       OTHER                      SECURITIES
                                                                       ANNUAL       RESTRICTED    UNDERLYING    ALL OTHER
           NAME AND                                                   COMPEN-         STOCK        OPTIONS       COMPEN-
      PRINCIPAL POSITION        YEAR   SALARY($)(1)   BONUS($)(2)   SATION($)(3)   AWARDS($)(4)      (#)       SATION($)(5)
- ------------------------------  ----   ------------   -----------   ------------   ------------   ----------   ------------
Robert B. Sheh(6)               1995     $450,000      $ 225,000      $ 51,487       $ 74,993       150,000      $ 16,572
  President and                 1994      450,000              0       175,449              0        50,000        93,679
  Chief Executive Officer       1993      291,130              0             0              0       250,000             0

Larry M. Hart(6)                1995      300,000        150,000        77,000         49,995       100,000        91,873
  Senior Vice President         1994      113,655        100,000             0              0       180,000             0
  and Chief Operating           1993            0              0             0              0             0             0
  Officer

Anthony J. DeLuca               1995      270,400        108,160             0        173,550        77,000        11,808
  Senior Vice President         1994      268,667              0             0              0        22,000        32,834
  and Chief Financial           1993      253,500              0             0              0        10,000         9,154
  Officer

James R. Mahoney(7)             1995      256,925        104,000             0        172,163        77,000        16,599
  Senior Vice President,        1994      232,834              0         5,630              0        22,000        32,210
  Regional and                  1993      214,959              0             0              0         8,000        14,319
  Technical Operations and
  Corporate Development

Eric Schwartz(6)                1995      250,000        100,000             0         33,330        77,000         6,572
  Senior Vice President,        1994      245,834              0             0              0        22,000             0
  Law and Administration,       1993      125,625         25,000             0              0        50,000             0
  General Counsel and
  Secretary

- ---------------

(1) Amounts reported for 1993 reflect a temporary management salary reduction for the period from November 1, 1992 through January 15, 1993. The salary reduction for Mr. Sheh was 15%; for Messrs. DeLuca and Schwartz, 12%; and for Mr. Mahoney, 11%. Salaries were reduced for other management ranging from 6% to 11%. The salary reported for Mr. Sheh in fiscal year 1993 covers only the period from July 29, 1992 to March 31, 1993. The salary reported for Mr. Schwartz in fiscal year 1993 covers only the period of October 2, 1992 to March 31, 1993. The salary reported for Mr. Hart in fiscal year 1994 covers only the period of November 15, 1993 to March, 31, 1994.

(2) The bonus amounts reported in fiscal years 1993 and 1994 were paid in connection with the provisions of the offers of employment made at the time Mr. Schwartz (1993) and Mr. Hart (1994) were hired. The bonus amounts reported in fiscal years 1993 and 1994 are reported in the fiscal year in which they were earned or accrued, even though the actual cash payment may have been made in the following fiscal year. All bonus amounts reported for fiscal year 1995 include all cash bonus amounts paid, earned or accrued for the fiscal year even though the actual cash payments for the fourth quarter were actually paid in fiscal year 1996. In addition to the bonus amounts paid in cash, each Named Officer also received an award of restricted stock in fiscal year 1996 attributable to a fiscal year 1995 incentive compensation plan. The value of such restricted stock awards is reported in this table under Restricted Stock Awards. The total value of bonuses earned in fiscal year 1995, including the value of restricted stock attributable to fiscal year 1995, by each of the Named Officers are as follows: Mr. Sheh, $299,993; Mr. Hart, $199,995; Mr. DeLuca, $144,210; Mr. Mahoney, $138,663;
    and Mr. Schwartz, $133,330.

(3) The dollar value of perquisites and other personal benefits, if any, for each of the Named Officers, except Mr. Sheh and Mr. Hart, was less than the reporting thresholds established by the SEC. The amount shown for Mr. Sheh in fiscal year 1994 includes (i) $58,171 for a tax gross up on the relocation expenses reported under All Other Compensation, and (ii) $95,794 for club memberships; all in accordance with the terms of agreements between the Company and Mr. Sheh. Of the $95,794 reported for club membership, $25,000 was a one-time nonrefundable admission fee and $59,400 is a membership fee. In the event Mr. Sheh's employment with the Company should terminate, the value of the membership shall revert to the Company. The amount shown for Mr. Mahoney for fiscal year 1994 is a tax gross up on relocation expenses reported under All Other Compensation, in accordance with the terms of agreements between the Company and Mr. Mahoney. The amount shown for Mr. Sheh for fiscal year 1995 includes (i) $18,903 of imputed interest on an interest-free loan to purchase a residence (described elsewhere under "Certain Transactions,") and (ii) $17,947 of life insurance premiums for life insurance in excess of $50,000 (although required to be reported as income, Mr. Sheh pays the cost for all premiums on insurance in excess of one and one-half times his salary, as do all salaried employees). The amount shown for Mr. Hart for fiscal year 1995 includes $54,233 for a tax gross up on the relocation expenses reported under All Other Compensation, in accordance with the terms of agreements between the Company and Mr. Hart.

(4) 50,000 shares of restricted stock were awarded to each of Mr. DeLuca and Mr. Mahoney on March 2, 1995, with a fair market value of $2.75 per share on the date of grant. The restrictions on the shares lapse in 20% increments over five years provided that Messrs. DeLuca and Mahoney remain employed by the Company on the vesting dates. In addition, each Named Officer received awards of restricted stock in connection with a fiscal year 1995 incentive compensation plan. A total of 73,290 shares of restricted stock were awarded on July 5, 1995 with a fair market value of $3.125 per share. The shares awarded were as follows: Mr. Sheh, 23,998 shares; Mr. Hart, 15,998 shares; Mr. DeLuca, 11,536 shares; Mr. Mahoney, 11,092 shares; and Mr. Schwartz, 10,666 shares. The restrictions on the shares will lapse three years from the date of award provided that each Named Officer remains employed by the Company at that date.

(5) For 1993, the amount shown for Mr. DeLuca represents the Company's contribution to the Company's Retirement Plan, a defined contribution plan in which participants are fully vested in the plan following six years of service. The amount shown for Mr. Mahoney includes $4,319 for the Company's contribution to the Company's Retirement Plan and $10,000 for partial principal forgiveness of a relocation loan to purchase a residence. For 1994, the amount shown for Mr. Sheh includes $83,679 in moving expenses in accordance with the terms of an agreement between the Company and Mr. Sheh and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. The amount shown for Mr. DeLuca includes $23,400 paid for accrued but unused vacation and $9,434 for the Company's contribution to the Company's Retirement Plan. The amount shown for Mr. Mahoney includes $13,091 in previously unreimbursed moving expenses in connection with his relocation to Southern California, $10,000 for partial principal forgiveness on a relocation loan to purchase a residence, and $9,119 for the Company's contribution to the Company's Retirement Plan. For 1995, the amount shown for Mr. Sheh includes $6,572 for the Company's contribution to the Company's Retirement Plan and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. The amount shown for Mr. Hart includes $81,873 in moving expenses in accordance with the terms of an agreement between the Company and Mr. Hart, and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. The amount shown for Mr. DeLuca includes $6,608 for the Company's contribution to the Company's Retirement Plan and $5,200 paid for accrued but unused vacation. The amount shown for Mr. Schwartz represents the Company's contribution to the Company's Retirement Plan. The amount shown for Mr. Mahoney includes $6,599 for the Company's contribution to the Company's Retirement Plan, and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence.

(6) Mr. Sheh joined the Company in the position of President and Chief Executive Officer on July 29, 1992. Mr. Schwartz joined the Company in the position of Senior Vice President, General Counsel and Secretary of the Company on October 2, 1992. Mr. Hart joined the Company in the position of Senior Vice President and Chief Operating Officer on November 15, 1993.

(7) 15,000 shares of restricted stock were awarded to Mr. Mahoney on January 14, 1991, with a fair market value of $7.75 per share, at a purchase price of $1.00 per share. These shares vest in 25% increments over four years. At the end of fiscal year 1995, all 15,000 restricted shares had vested. Dividends are payable on the restricted stock on the same basis as the Company's Common Stock; however, no dividends were paid in fiscal years 1995, 1994, or 1993.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information related to grants of stock options pursuant to the Company's Stock Incentive Plan during the fiscal year ended March 31, 1995. No stock appreciation rights ("SARs") were granted during the last fiscal year.

                                      NUMBER OF       PERCENT OF
                                     SECURITIES      TOTAL OPTIONS
                                     UNDERLYING       GRANTED TO                                       GRANT
                                       OPTIONS       EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   DATE PRESENT
               NAME                 GRANTED(#)(1)     FISCAL YEAR     (PER SHARE)(2)      DATE        VALUE(3)
- ----------------------------------  -------------   ---------------   --------------   ----------   ------------
Robert B. Sheh....................     150,000           10.5%            $2.875         4/29/04      $249,000
Larry M. Hart.....................     100,000            7.0%             2.875         4/29/04       166,000
Anthony J. DeLuca.................      77,000            5.4%             2.875         4/29/04       127,820
James R. Mahoney..................      77,000            5.4%             2.875         4/29/04       127,820
Eric Schwartz.....................      77,000            5.4%             2.875         4/29/04       127,820

- ---------------

(1) All nonqualified options granted in fiscal year 1995 vest in 25% increments over four years beginning one year from the date of grant. Full vesting occurs on the fourth anniversary date and the option expires ten years after grant. Options become 100% vested and are exercisable until the expiration date upon retirement from the Company.

(2) The exercise price on options granted is the fair market value of the Common Stock on the date of grant.

(3) When calculating the present value of options granted in 1995, the Company used the Black-Scholes option pricing model to obtain a calculated present value of $1.66 per share. The Company assumed a volatility of .349, a risk free interest rate of 7.43%, no dividend yield and assumed that the options would be exercised evenly throughout the four-year vesting schedule. In addition, the Company took a 3% discount for each year in the vesting period to account for the risk of forfeiture in the event that the executive terminates employment with the Company. The valuation is not intended to forecast possible future appreciation, if any, of the Common Stock. The real value of the option depends on the actual performance of the Common Stock during the applicable period.

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND OPTION VALUES AT END OF LAST FISCAL YEAR

     The following table provides information with respect to the exercise of stock options during the fiscal year ended March 31, 1995 by the Named Officers, and with respect to unexercised "in-the-money" stock options outstanding as of March 31, 1995. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of the Company held or exercised any SARs at any time during fiscal 1995.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARE                   OPTIONS AT FISCAL YEAR END      IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                         (IN SHARES)              FISCAL YEAR-END($)(1)
                                    ON         VALUE      ---------------------------   ---------------------------
             NAME                EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------  --------   -----------   -----------   -------------   -----------   -------------
Robert B. Sheh.................      0          $ 0         137,500        312,500          $ 0            $ 0
Larry M. Hart..................      0            0          45,000        235,000            0              0
Anthony J. DeLuca..............      0            0          84,500        101,500            0              0
James R. Mahoney...............      0            0          64,500         97,500            0              0
Eric Schwartz..................      0            0          30,500        118,500            0              0

- ---------------

(1) Represents the difference between the $2.375 closing market price of the Company's Common Stock at March 31, 1995, minus the exercise price of the options.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of four non-employee directors. No member of the Compensation Committee is a former or current officer or associate of the Company or its subsidiaries and there are no Compensation Committee interlocks. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers the Company's various management incentive plans, including the 1991 Stock Incentive Plan (1991 Plan). This report relates to the fiscal year ended March 31, 1995.

     To assist the Compensation Committee in performing these functions, the Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation issues. Since 1987, these services have been provided primarily by Towers Perrin, which advises the Committee as to executive compensation and its relationship to achieving the Company's goals. In doing so, Towers Perrin prepares and reviews for the Compensation Committee surveys and other materials describing the compensation practices of other companies, including those in the environmental services industry, and considers other factors which Towers Perrin and the Committee deem relevant.

COMPENSATION PROGRAM OBJECTIVES

     The Compensation Committee has developed and implemented compensation strategies, plans and programs which are designed to attract, retain, and motivate key management and to align the financial interests of the Company's executive officers with those of stockholders. The Company's management compensation programs are designed to provide:

          (i) Base salary levels that are competitive with those of engineering, environmental services, and general industry companies;

          (ii) Competitive total annual cash compensation delivered through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company; and

          (iii) Long-term incentive compensation that focuses management efforts on building stockholder value through attainment of longer-term financial and strategic goals, and encourages management stock ownership.

     A substantial portion of an executive officer's compensation is "at risk" with annual and long-term incentives, at target levels, intended generally to provide between 40% to 60% of total compensation. In designing and administering its management compensation program, the Company attempts to achieve an appropriate balance among the various elements of compensation, each of which is discussed in greater detail below.

     In fiscal year 1995, the Compensation Committee initiated several actions to further align management and stockholder interests. These actions included the implementation of an employee stock purchase plan, the adoption of executive stock ownership guidelines, and the linking of a larger portion of management's incentive bonus to the value of the Common Stock.

     The Company's management compensation program and the Committee's actions are discussed in greater detail below.

BASE SALARY

     As a guideline, base salary for the Company is targeted at the sixtieth percentile level of comparable engineering and environmental services and other companies with similar revenues or numbers of employees in order to attract and retain key talent in this highly competitive industry. To meet this objective, the Company, with the assistance of compensation consulting firms, reviews compensation survey data from (i) large engineering companies from which it recruits and with which it competes for human resources; (ii) environmental services companies with which it competes, including some that are and some that are not in the peer group index in the Five-Year Stock Price Performance Graph included in this Proxy Statement; and (iii) other companies in general industry with similar revenues or numbers of employees. The Company's salary plan for executive officers is approved, on an annual basis, by the Compensation Committee and considers individual performance, the Company's overall financial performance and competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

     The Compensation Committee completed an annual review of officer base pay levels in fiscal year 1995. Only one of the Named Officers, Mr. Mahoney, received a salary increase for fiscal year 1995, as the salaries of the other officers were determined to be within the competitive norms. The salary increase for Mr. Mahoney was 10.5% to reflect his increased responsibilities and performance in fiscal year 1995. Base pay for all officers increased by an average of 2.6% (versus a 3.7% increase in fiscal year 1994); however, only five of the 13 officers received base pay increases.

THE INCENTIVE COMPENSATION PLAN

     The Incentive Compensation "Bonus" Plan is designed to reward executive officers and other key employees, on an annual basis, for their contributions to corporate and business unit/division objectives, and for individual performance. Each eligible employee's award is expressed as a percentage of the individual's base salary for such fiscal year. Incentive bonus targets varied, in fiscal year 1995, from 10% of base salary for certain key employees to 50% of base salary for the chief executive officer at target levels. The incentive bonus targets equate to the Company's annual budget objectives as approved by the Board of Directors. If the Company's performance exceeds budget, the maximum bonus payable to participants would be 150% of the target. This compensation structure is based on the Compensation Committee's policy that increasing amounts of compensation should be "at risk" for those employees with greater influence on stockholder value. Company objectives are measured by performance criteria that relate to both individual and Company performance. The Compensation Committee believes that these performance criteria have a high degree of correlation to the price of the Company's Common Stock over time. Company objectives are expressed in specific financial targets that are established as part of the annual budgeting process, which includes a review of performance of a comparable group of environmental service companies.

     Because the Company had not achieved its financial performance objectives or paid any bonus awards under its formal short-term management incentive programs since fiscal year 1990, a special key management incentive compensation plan (the "Turnaround" Plan) was adopted specifically for fiscal year 1995 to jump start and focus management on achieving specific financial objectives to build stockholder value. The Committee selected operating income as the key financial measure for fiscal year 1995 and the financial targets were established both on an annual and quarterly basis. The Company met its operating income targets in fiscal year 1995 and the Committee believes that this "Turnaround" Plan was successful in achieving its intended purpose. Under the "Turnaround" Plan, incentive bonus target awards under the basic incentive plan, which range from 10% of salary for certain key employees to 50% of salary for the chief executive officer, were enhanced by one-third, for selected participants with the greatest direct influence on the specified financial objectives, to create a significantly higher "at risk" incentive. Incentive bonus awards began to be earned when the Company achieved 95% of the quarterly objectives, and amounts of up to 100% of the target bonus incentives were paid if the quarterly objectives were achieved. Incentive awards earned in excess of 100% of the quarterly incentives were deferred until the end of the fiscal year. If annual financial results reached 95% of target objectives, all annual incentive awards earned in excess of target awards and all deferred incentive awards were paid in cash for basic participants. In the case of officers and other key executives eligible for enhanced incentive awards, deferred awards were paid in shares of restricted stock. The restrictions on the restricted shares lapse at the end of three years contingent on the participant's continued employment. The Company purchased shares issued in the plan on the open market to avoid any dilution to stockholders. The distribution of all incentive awards was determined, at the Committee's discretion, according to an assessment of Company and individual performance in relation to pre-established objectives. Cash incentive awards were paid to 162 participants. Of the total participants, 64 key executives received enhanced awards in the form of an aggregate of 229,152 shares of restricted Common Stock. The total incentive awards earned by the Named Officers under the plan were as follows: Mr. Sheh, $299,993; Mr. Hart, $199,995; Mr. DeLuca, $144,210; Mr. Mahoney, $138,663; and Mr. Schwartz,
$133,330. Of such awards, an aggregate of $229,031 was awarded to such Named Officers in the form of restricted stock. The number of shares of restricted stock issued to each

Named Officer, on July 5, 1995, were as follows: Mr. Sheh, 23,998 shares; Mr. Hart, 15,998 shares; Mr. DeLuca 11,536 shares; Mr. Mahoney, 11,092 shares; and Mr. Schwartz, 10,666 shares.

     Also, to further strengthen the link between the annual incentive plan and the enhancement of stockholder value, the Compensation Committee modified the plan for fiscal year 1996. The 1996 Incentive Compensation "Bonus" Plan provides that the financial targets for the year be increased from those for fiscal year 1995; the financial measures be expanded to include earnings per share, operating income and Common Stock price appreciation; the cash awards for targeted performance be reduced; the enhancement feature be eliminated; and the amounts paid quarterly be reduced, with a larger portion paid at the end of the fiscal year. A portion of the incentives earned under the plan will again be paid in restricted stock.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

     As a guideline, total annual cash compensation is set at the sixtieth percentile of comparable engineering and environmental service and other companies when annual objectives and targets are achieved. Upper quartile cash compensation can be earned only if business results significantly exceed Company objectives.

LONG TERM INCENTIVE COMPENSATION PROGRAM

     The Company's long term incentive program consists of the 1991 Plan that expires on March 31, 1996.

     The 1991 Plan authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. During each year, the Compensation Committee considers the desirability of granting stock-based awards to officers and other key employees under the 1991 Plan. In determining the grant of awards to officers and other key employees, the Compensation Committee considers, among other things, the ability of the individual to influence stockholder value, personal performance and prior option grants. The 1991 Plan gives the Compensation Committee the flexibility to provide longer-term incentive awards in a variety of forms to align further the long-term interests of the Company's management with those of its stockholders.

     The Compensation Committee granted options under the 1991 Plan in fiscal year 1995 to each of the Named Officers, and to other officers. The Company's target for long-term compensation for officers, including the Named Officers, for fiscal year 1995 ranged from 50% to 100% of base salary. The option grants for all the officers, including the Named Officers, were below the fiscal year 1995 target levels for long-term incentive compensation and were as follows: Mr. Sheh, 150,000 shares; Mr. Hart, 100,000 shares; and 77,000 shares for each of Messrs. DeLuca, Mahoney, and Schwartz. The average exercise price for the Named Officers is approximately $4.45 per share.

     In connection with the Company's restructuring and organizational effectiveness efforts during fiscal year 1995, the Compensation Committee approved the grant of restricted stock to four officers, including two Named Officers, Messrs. DeLuca and Mahoney. The grant was designed to recognize the key roles and responsibilities of the officers in the new organization and to provide a significant inducement to these executives to remain with the Company. The shares vest in five equal annual installments. Mr. DeLuca and Mr. Mahoney each received 50,000 restricted shares. On the date of grant, the shares had a fair market value of $2.75 share, or an aggregate of $137,500 for each of Messrs. DeLuca and Mahoney.

     During fiscal year 1995, the Compensation Committee, following a review of competitive practices regarding executive stock ownership and to create greater alignment of management and stockholder interests, adopted an executive stock ownership program. The program provides that members of senior management, over a five year period, acquire and hold shares of Common Stock equal in value to at least one year's annual base salary. Additionally, the Compensation Committee adopted an employee stock purchase plan under which employees may purchase Common Stock on the open market through a third party administrator, through payroll deductions or direct payments. Executive officers are entitled to participate in this plan. The Company pays the brokerage fees associated with the stock purchases and the expenses of administration of the plan.

TOTAL DIRECT COMPENSATION (TOTAL ANNUAL CASH COMPENSATION PLUS THE ANNUALIZED VALUE OF LONG-TERM INCENTIVES)

     As a guideline, total direct compensation ("TDC"), through incentive awards to executive officers under the 1991 Plan, is set between the fiftieth percentile and the upper quartile of comparable engineering and environmental service and other companies, when the Company's long-term goals to increase stockholder value are achieved or exceeded.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     As of January 1, 1994, the Internal Revenue Code of 1986 was amended to eliminate the deductibility of certain compensation in excess of $1,000,000. Compensation awarded under a "performance-based" compensation program which has been approved by stockholders is exempted from the deduction limitation. As at many other companies, the Compensation Committee is studying the IRS final guidelines and intends to develop a formal policy regarding Section 162(m).

COMPENSATION OF DIRECTORS

     In order to more closely align the compensation of the Board members with the interests of Company's stockholders, upon the recommendation of the Compensation Committee, the Board has determined that, effective with the third quarter of fiscal year 1996, the quarterly retainer fee payable to each director for the third quarter of each fiscal year will be received in the form of shares of Common Stock, rather than in cash. Such shares are expected to be purchased by the Company in the open market and reissued to directors in order to avoid dilution to the Company's stockholders.

CHANGES IN NAMED EXECUTIVE OFFICERS

     Upon Mr. Murray Hutchison's retirement as an officer of the Company, it was considered appropriate by the Board of Directors that an agreement be negotiated with Mr. Hutchison to provide him retirement benefits similar to those provided under retirement plans maintained by other corporations for senior executive officers. In authorizing such an agreement, the directors were cognizant of the fact that, unlike many other organizations, the Company has not offered significant retirement benefits to such employees; and that failure to provide reasonable retirement benefits for an executive whose role in the Company was as prominent as Mr. Hutchison's could be divisive and have a negative effect on morale of key employees. The Board of Directors was also cognizant of Mr. Hutchison's substantial role in the development of the Company into a major environmental services organization and that his knowledge of the Company's affairs and history could be of importance to the Company in the future.

     Following the receipt of a report from an outside compensation consulting firm, a representative of the Compensation Committee had discussions with Mr. Hutchison, and discussions occurred between the compensation consultant and another consulting firm which had been retained by Mr. Hutchison. As the result of these discussions, an agreement was reached as described under "Certain Transactions -- Hutchison Retirement Agreement."

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Sheh's annual salary for fiscal year 1995 was $450,000 and has remained at that rate, except for a temporary salary reduction in fiscal year 1993, since he was hired. The Committee was assisted in assessing the competitiveness of Mr. Sheh's salary for fiscal year 1995 by executive-level competitive compensation information provided by Towers Perrin. Mr. Sheh's salary approximates the sixtieth percentile, (pay policy position) of salaries paid by engineering and environmental services companies. In consideration of the competitive data and the increased incentive opportunities under the "Turnaround" Plan, Mr. Sheh's salary was not increased for fiscal year 1995.

     Mr. Sheh was granted 150,000 stock options in April 1994 under the 1991 Plan. This grant is less than the targeted level for Mr. Sheh for fiscal year 1995. These options, which vest in 25% increments over a four-year period, have an exercise price of $2.875 per share, which was the closing price of the stock on the date of grant. The stock options were granted to provide Mr. Sheh with a significant incentive to remain with the Company and to link his total compensation opportunity to increases in stockholder value.

     The "Turnaround" Plan for fiscal year 1995 provided Mr. Sheh with the opportunity for an annual "bonus" award ranging from 0% to 100% of his salary, conditioned on Company performance against previously established quarterly and annual operating income objectives. Because the Company achieved the targeted operating income for the year, the first time it had done so in five years, Mr. Sheh earned a total award of $299,993, consisting of $161,550 in cash paid in fiscal year 1995, $63,450 in cash paid in fiscal year 1996 and $74,993 in restricted stock issued in fiscal year 1996. Mr. Sheh must remain continuously employed for three years in order for the restrictions on the stock to lapse. Mr. Sheh did not receive a bonus in fiscal years 1993 or 1994.

                                          THE COMPENSATION COMMITTEE

                                          Jack O. Vance, Chairman
                                          Ralph S. Cunningham
                                          W. Scott Martin
                                          E. Martin Gibson

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph sets forth the Company's cumulative total stockholder return on its Common Stock as compared to the S&P 500 Index and the Smith Barney ("SB") Hazardous Waste Index on March 31 of each listed year. The graph covers the period from March 31, 1990 through March 31, 1995. Mr. Sheh and several other senior executives joined the Company in fiscal year 1993 or thereafter.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
              INTERNATIONAL TECHNOLOGY CORPORATION, S&P 500 INDEX,
                          SB HAZARDOUS WASTE INDEX(1)
Year Ended March 31

         MEASUREMENT PERIOD             INT'L TECHNOLOGY                        SB HAZARDOUS
        (FISCAL YEAR COVERED)                CORP.          S&P 500 INDEX          WASTE
1990                                          100                100                100
1991                                          155                114                134
1992                                           89                127                109
1993                                           84                146                 89
1994                                           43                148                 73
1995                                           34                171                 65

(1) Assumes $100 invested on March 31, 1990 in the Company's Common Stock, the S&P 500 Index, and the SB Hazardous Waste Index, and assumes the reinvestment of all dividends.

     THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                              CERTAIN TRANSACTIONS

     Executive Agreements. In connection with his employment as Chief Executive Officer, Mr. Sheh and the Company entered into an agreement dated July 15, 1992. The agreement is intended to specify annual stock option grants and a minimum level of base pay for Mr. Sheh, as well as to address certain other matters. Pursuant to the agreement, Mr. Sheh's annual base salary is $450,000 subject to merit increases and the agreement provides the opportunity to participate in the Company's Incentive Bonus Plan with a bonus of up to 50% of base salary at target levels. Pursuant to the agreement, Mr. Sheh received stock options covering 250,000 shares of Common Stock upon joining the Company. The agreement also provides that Mr. Sheh is entitled to receive stock options covering 30,000 shares of Common Stock on each of the first, second and third anniversaries of his employment. The agreement provides for certain insurance and other benefits. The agreement also provides that if Mr. Sheh were terminated within his first three years of employment for other than "cause," he would be entitled to receive no less than the equivalent of two years of base salary and short-and long-term bonuses and all stock options will become immediately vested. Thereafter, he would be entitled to one year of base salary and bonuses upon termination for other than "cause."

     In connection with his employment as Senior Vice President and Chief Operating Officer, Mr. Hart and the Company entered into an agreement dated November 4, 1993. The agreement is intended to specify annual stock option grants and a minimum level of base pay for Mr. Hart, as well as to address certain other matters. Pursuant to the agreement, Mr. Hart's annual base salary is $300,000 subject to merit increases and the opportunity to participate in the Company's Incentive Bonus Plan with a bonus of up to 50% of base salary at target levels, with a guarantee of a minimum cash bonus of $100,000 for each of fiscal years 1994 and 1995. Pursuant to the agreement, Mr. Hart received stock options covering 180,000 shares of Common Stock upon joining the Company. The agreement also provides that Mr. Hart is entitled to receive stock options covering 30,000 shares of Common Stock on each of the first, second and third anniversaries of his employment. The agreement provides for certain insurance and other benefits. Additionally, the agreement provides for the reimbursement of certain household moving expenses and a relocation loan (described below). In the event Mr. Hart were terminated within his first two years of employment for other than "cause," under the agreement he would be entitled to receive no less than the equivalent of one year of base salary and short- and long-term bonuses and all stock options will become immediately vested.

     Hutchison Retirement Agreement. Mr. Murray Hutchison, who spent over 30 years with the Company in various employment capacities, including Chairman of the Board of Directors and Chief Executive Officer, retired from his officer positions with the Company and its subsidiaries as of March 31, 1994 and retired as an employee as of May 31, 1994. He continues to serve on the Board of Directors, but his term expires at the Annual Meeting. Pursuant to a retirement agreement between Mr. Hutchison and the Company approved and entered into March 3, 1994, and effective May 31, 1994, the Company agreed to pay Mr. Hutchison $25,000 per month for the remainder of his life or ten years, whichever is longer. In addition, the Company agreed to provide Mr. Hutchison and his wife medical benefits no less favorable than those provided as of April 1, 1994, with reduction for Medicare at age 65. The Company also agreed to provide Mr. Hutchison life insurance in the amount of $1,000,000; a monthly car allowance; an office together with secretarial support services until age 65 and tax and financial planning services. These benefits were in addition to Mr. Hutchison's pre-existing rights under the Company's stock incentive plans and a qualified defined contribution Retirement Plan previously maintained by the Company. Mr. Hutchison is not eligible to participate in the retirement plan for directors because he will not have attained five years of service as a non-employee director at the time his term expires. The Hutchison agreement was approved by the Board of Directors, following approval by the Compensation Committee and advice of an independent compensation consulting firm. Under generally accepted accounting principles the Company recorded a pre-tax charge to earnings of $4,500,000 (approximately $3,000,000, net of tax benefit) in the fourth quarter of fiscal year 1994, representing the net present value of the benefits provided in the agreement.

     As the result of concerns expressed by stockholders, in June 1994 the Board of Directors formed a special committee comprised of four non-employee directors to review the Hutchison agreement. The special committee engaged independent legal counsel and a new independent compensation consulting firm to assist it in the review process. Following its review of the Hutchison agreement, the special committee recommended that the Hutchison agreement be modified in various respects in order to reduce the cost to the Company. Following negotiations, in January 1995, an amendment was approved by the special committee and entered into between the Company and Mr. Hutchison, eliminating the monthly car allowance, office and secretarial support and tax and financial planning services. In the amendment, Mr. Hutchison also agreed to perform certain consulting services for the Company, if requested, without additional compensation. The other elements of Mr. Hutchison's severance agreement were retained without change. The effect of the amendment was to reduce the cost of Mr. Hutchison's retirement agreement, on a present value basis, by approximately $500,000.

     Severance Benefit Agreements. In addition to the executive agreements with Messrs. Sheh and Hart, the Company currently maintains change in control severance benefit agreements (the "Severance Agreements") with certain executive officers. The Severance Agreements generally have a two-year term. The persons with whom the Company has entered into Severance Agreements are Robert B. Sheh, Anthony J. DeLuca, James R. Mahoney, Eric Schwartz and Larry M. Hart expiring on July 29, 1996, April 12, 1996, September 15, 1997, September 15, 1997, and
November 14, 1995, respectively.

     The Severance Agreements provide, upon the occurrence of certain events, for the payment of lump sum cash compensation equal to 2.99 times the executive officer's annual base salary and the highest aggregate cash bonus paid to the executive officer in the preceding three fiscal years (subject to reduction in certain circumstances, including the limitation that the Company's aggregate severance liability shall not exceed 5% of the Company's market capitalization based on the fair market value of the Common Stock at the date of the occurrence of the event). The Company is obligated to pay such compensation to the executive officer if a change in control of the Company as defined in the Severance Agreements occurs and the officer's employment subsequently is terminated by the Company or by the officer for specified reasons. The Severance Agreements also provide that the Company will arrange in such event to provide the officer for two years with disability, life, accident and health insurance substantially similar to those insurance benefits being received by the officer at the time of the termination of employment. The Severance Agreements generally have a two-year term if no change in control of the Company occurs. If there is a change in control of the Company, the Severance Agreements remain in effect for three years from the date of the change in control if it has not been approved by the Board of Directors and for one year if the change in control has been approved by the Board of Directors. If the Severance Agreements had been triggered as of June 30, 1995, the lump sum cash compensation payable to Messrs. Sheh, Hart, DeLuca, Mahoney and Schwartz would have been $1,645,486, $1,096,990, $909,655, $874,667 and $841,029, respectively, giving effect to the reduction in the Company's aggregate severance liability such that it would not exceed 5% of the Company's market capitalization on June 30, 1995.

     The purpose of the Severance Agreements is to continue to attract and retain well-qualified executives and key personnel who are an integral part of the management of the Company and whose performance is considered critical to the future success of the Company. To this end, the Severance Agreements are intended to protect the continued employment of such executives and key personnel which would be at risk in the event of a change in control and to provide an incentive to such executives and key personnel to remain in the employ of the Company, notwithstanding the uncertainty in job security caused by an actual or threatened change in control.

     Relocation Loans. In certain circumstances, the Company may grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. Although the terms and conditions of such loans vary in individual circumstances, all loans are approved by the Compensation Committee, typically have ten-year terms, are secured by the principal residence of the individual, and provide for repayment of principal either through forgiveness based upon continuing service or application of bonuses under the Company's Incentive Bonus Plan. Generally, such loans become due and payable upon the sale of the underlying principal residence or after the termination of the individual's employment from the Company.

     On March 27, 1991, Mr. James R. Mahoney, Senior Vice President, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000, is secured by a deed of trust on his principal residence and will remain interest-free so long as Mr. Mahoney remains an employee. Beginning December 31, 1991 and on each December 31st thereafter until December 31, 2000 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Mahoney remains employed by the Company. Additionally, Mr. Mahoney agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Incentive Bonus Plan. Since no bonuses were awarded or paid under the Company's Incentive Bonus Plan during fiscal years 1993 and 1994, Mr. Mahoney was not required to make any installment payments to the Company. During the fiscal year ended March 31, 1995, (i) Mr. Mahoney repaid $10,000 of his loan, and (ii) the maximum amount owed by Mr. Mahoney to the Company under this loan was $170,000. As of May 31, 1995, the amount outstanding was $150,000.

     On May 21, 1993, Mr. Robert B. Sheh, President and Chief Executive Officer and a director of the Company, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000, is secured by a deed of trust on his principal residence and will remain interest-free so long as Mr. Sheh remains an employee. Beginning December 31, 1993 and on each December 31st thereafter until December 31, 2002 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Sheh remains employed by the Company. Additionally, Mr. Sheh agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Incentive Bonus Plan. During the fiscal year ended March 31, 1995, (i) Mr. Sheh repaid $10,000 of his loan, and
(ii) the maximum amount owed by Mr. Sheh to the Company under this loan was $190,000. As of May 31, 1995, the amount outstanding was $170,000.

     On June 14, 1994, Mr. Larry M. Hart, Senior Vice President and Chief Operating Officer of the Company, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000, is secured by a deed of trust on his principal residence and will remain interest free so long as Mr. Hart remains an employee. Beginning December 31, 1994 and on each December 31st thereafter until December 31, 2003 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Hart remains employed by the Company. Additionally, Mr. Hart agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Incentive Bonus Plan. During the fiscal year ended March 31, 1995 (i) Mr. Hart repaid $10,000 of his loan and
(ii) the maximum amount owed by Mr. Hart was $200,000. As of May 31, 1995, the amount outstanding was $180,000.

     McGill Consulting Contract. The Company entered into a Consulting Agreement with Gene McGill & Associates ("Consultant") as of September 17, 1992 pursuant to which the Company retained the consulting services of the Consultant, a corporation wholly owned by Mr. Eugene C. McGill, a brother of Mr. James C. McGill, a member of the Board of Directors. The consulting agreement expired during fiscal year 1995. The Consulting Agreement provided for an advance of $26,000 per calendar quarter against which the hourly compensation due the Consultant for time charged was offset. Subsequent to the expiration of the Consulting Agreement, the Consultant has continued to provide technical services to one of the Company's business units on a time and materials basis. The amount of compensation paid to the Consultant amounted to approximately $89,577 in fiscal year 1995.

     Change of Control Provisions in Corning Joint Venture Agreements. In connection with the formation of a joint venture corporation with an affiliate of Corning Incorporated ("Corning"), the Company has issued to Corning 333,000 shares of the Company's Common Stock and a warrant to purchase 2,000,000 additional shares of the Company's Common Stock at a price of $5.00 per share, pursuant to a Securities Acquisition Agreement dated May 2, 1994 (the "Agreement"). The Agreement provides, among other things, that for a period of five years or until Corning disposes of the Common Stock of the Company it acquires through this transaction, Corning and its affiliates will not seek to acquire more than six percent (6%) of the Company's Common Stock, participate in a group seeking to acquire the Company, engage in a proxy contest with respect to the Company, or otherwise seek to control the management, directors, or affairs of the Company. The

Agreement also provides generally that Corning and its affiliates may not sell the Common Stock to persons holding more than 1% of the Company's Common Stock, or 5% in the case of an institutional investor whose identity the Company has approved in advance and, under certain circumstances, for a right of first refusal in favor of the Company in the event Corning desires to sell shares of Common Stock within five years. The Agreement also provides Corning with certain rights to cause the Company to register the Common Stock it acquires in this transaction, pursuant to customary terms and conditions, including indemnification of Corning under certain circumstances.

     Indemnification. The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Bylaws of the Company provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

     Directors and officers of the Company are covered under policies of directors' and officers' liability insurance. The directors and all officers serving the Company as Senior Vice President or in a higher position are parties to Indemnity Agreements (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to the Company.

     Additionally, in 1987 the Company's Certificate of Incorporation was amended with the approval of stockholders to provide that its directors are not to be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow the Company's directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

     Compliance with Securities Reporting Requirements. Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires directors, certain officers of the Company and persons holding more than 10% of the Company's Common Stock to file reports concerning their ownership of Common Stock by dates established under the Act and also requires that the Company disclose in this Proxy Statement any non-compliance with those requirements during fiscal year 1995. Based solely upon a review of reports delivered to the Company, all Section 16(a) filing requirements were satisfied, except that Mr. Davis, who retired as a director effective as of the end of the Company's 1994 Annual Meeting, filed one late report with respect to a purchase of 1,000 Depositary Shares.

                              INDEPENDENT AUDITOR

     Ernst & Young LLP was the Company's independent auditor for the year ended March 31, 1995 and has been selected as the auditor for the current fiscal year, as recommended by the Audit Committee. A representative of that firm is expected to be at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1996 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before March 20, 1996. The Board of Directors of the Company will review any proposals from eligible stockholders which it receives by that date and, with advice of counsel, will determine whether any such proposal will be included in its 1996 proxy solicitation materials under applicable SEC proxy rules. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                                 ANNUAL REPORT

     The Company's 1995 Annual Report to Stockholders is being mailed to stockholders together with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

                            FORM 10-K ANNUAL REPORT

     The Company will provide to any stockholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1995, including financial statements, filed with the SEC, upon the request of any such stockholder. Requests should be directed to International Technology Corporation, Attention: Investor Relations Department, 23456 Hawthorne Boulevard, Torrance, California 90505.

                           GENERAL AND OTHER MATTERS

     The Company will bear the cost of this solicitation of proxies, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies, for which CIC will be paid a fee not to exceed $5,000 plus out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by CIC, as well as by directors, officers or employees of the Company, who will receive no additional compensation for such services.

     As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Pursuant to the Company's Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the class, series and number of shares of the Company that are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. In addition, a stockholder making any such proposal must promptly provide any information reasonably requested by the Company. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                                          By Order of the Board of Directors,

                                          ERIC SCHWARTZ
                                          Secretary

July 18, 1995
Torrance, California

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
PROXY                INTERNATIONAL TECHNOLOGY CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 7, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned constitutes and appoints ANTHONY J. DELUCA, E. MARTIN GIBSON and ROBER B. SHEH and each of them, attorneys-in-fact and proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of International Technology Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company (the "1995 Annual Meeting") to be held at 9:00 a.m. Pacific Daylight Time, on Thursday, September 7, 1995, at the Holiday Inn Crowne Plaza, located at 300 North Harbor Drive, Redondo Beach, California 90277-2552, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for the nominees named on the reverse side.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                              [SEE REVERSE SIDE]





/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL TECHNOLOGY CORPORATION.

1. ELECTION OF DIRECTORS                        2. In the discretion of the
                                                   poicyholders with respect
NOMINEES: E. Martin Gibson and Jack O. Vance       to any other matter that
                                                   may properly come before
            FOR        WITHHELD                    the 1995 Annual Meeting and
                                                   at any adjournment or post-
            [ ]          [ ]                       ponement thereof.  The Board
                                                   of Directors is not aware of
/ / _______________________________________        any other matters that will
    For both nominees except as noted above        be presented at the meeting.

                                                   MARK HERE
                                                   FOR ADDRESS
                                                   CHANGE AND
                                                   NOTE AT LEFT   [ ]

                                                Please date and sign exactly as
                                                your name or names appear
                                                hereon. If more than one owner,
                                                all should sign. Executors,
                                                administrators, trustees, guar-
                                                dians, attorneys and corporate
                                                officers should indicate their
                                                fiduciary capacity or full
                                                title when signing.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS     Signature:____________________
PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                Date:_________________

                                                Signature:____________________

                                                Date:_________________